UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Event Requiring Report: May 30, 2002

BULLET ENVIRONMENTAL TECHNOLOGIES, INC.
 (Exact Name of Registrant as Specified on its Charter)

1-15165 (Commission File Number)	98-0208402 (IRS Employer Identification Number)

Delaware
 (State or Other Jurisdiction of Incorporation or Organization)

1140 McDermott Drive, Suite 200, West Chester, Pennsylvania 19380
 (Address of Principal Executive Offices)

(610) 436 8089
(Registrant's Telephone Number, Including Area Code)

ITEM 2.     Acquisition or Disposition of Assets.

On May 8, 2002, Bullet Environmental Technologies, Inc., ("Company") entered into a Stock Exchange Agreement ("Agreement") with ComCam International, Inc. ("ComCam") wherein the Company agreed to issue to the shareholders of ComCam 2,285,969 shares of the Company's restricted common stock on a pro rata basis, grant 551,250 purchase warrants with an exercise price of $1.50 to those shareholders of ComCam that held share purchase warrants in ComCam and to reserve 2,250,000 shares of the Company's restricted common stock for future issuance to the shareholders of ComCam pro rata basis on a the basis of three shares of the Company's common stock for each $1.00 of earnings from operations for each fiscal year, for a period of three years, as determined using the EBITDA calculation in correlation with the completion of audited financial statements going forward from the closing date in exchange for all the issued and outstanding shares and share purchase warrants of ComCam. The parties closed the Agreement on May 30, 2002 with the acquisition of approximately 89% of ComCam. The Company expects to acquire the remaining shares and share purchase warrants of ComCam within the next few weeks.

The acquisition places the Company in the rapidly growing worldwide market for fixed and mobile digital video cameras and communication systems. ComCam's sophisticated system design and innovative video compression technology are built directly into the camera, allowing the video file size to be reduced by 300 to 500 percent above standard levels of performance. ComCam's "computer-in-a-camera" SmartCAM system allows for the integration of a wide assortment of enhanced or "smart" functions and capabilities not found in any camera currently on the market. The compressed video images and other data can be stored at the camera or transmitted immediately over any network, fixed or wireless, to devices using any data format, including cell phones, personal digital devices, personal computers, laptops and servers. ComCam's design flexibility enables use across licensed and unlicensed radio standards, thus permitting deployment of Company products to nearly 100 countries including the U.S., Japan and the European community. In addition to video applications, ComCam's products can be integrated with motion detection devices and biometric products, including facial and thumbprint recognition.

The Company intends to change its name to "ComCam, Inc." to reflect its business focus as soon as is practicable pursuant to Securities and Exchange Commission rules and regulations.

ITEM 7.     Financial Statements and Exhibits

Pro forma financial statements will be filed by amendment to this Form 8K within the time permitted by the rule.

The following exhibit is included:

EXHIBIT NO.	PAGE NO.	DESCRIPTION

A

Stock Exchange Agreement dated May 8, 2002 between the Company and the shareholders of ComCam International, Inc. and disclosure schedules thereto, including audited financial statements of ComCam for the years ended December 31, 2000 and December 31, 2001.

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 14, 2002

Bullet Environmental Technologies, Inc.
A Delaware corporation

By: /s/ Don Gilbreath
Don Gilbreath
President

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